                                   AKORN, INC.
                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                            Three Months Ended      Six Months Ended
                                                 June 30,               June 30,
                                           --------------------   --------------------
                                             2001        2000       2001        2000
                                           --------    --------   --------    --------
Earnings:
  Income applicable to common stock        $ (6,275)   $  2,184   $(19,252)   $  3,978
                                           ========    ========   ========    ========

  Weighted average number of shares
      outstanding                            19,301      19,000     19,286      18,901

Net income per share - basic               $  (0.33)   $   0.11   $  (1.00)   $   0.21

   Additional shares assuming conversion
      of options                                N/A         936        N/A         907
                                           --------    --------   --------    --------

Pro forma shares                             19,301      19,936     19,286      19,808
                                           ========    ========   ========    ========

Net income per share - diluted                   (A)   $   0.11         (A)   $   0.20
                                           ========    ========   ========    ========


(A) Not presented where the effects of potential shares are antidilutive.